UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2021

AADI BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38560	61-1547850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17383 Sunset Boulevard, Suite A250 Pacific Palisades, California	90272
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (424) 473-8055

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AADI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

Amendment No.1 to the Amended and Restated License Agreement between Abraxis BioScience, LLC and Aadi Bioscience, Inc.

On August 30, 2021, Aadi Subsidiary, Inc., a Delaware corporation (f/k/a AADi Bioscience, Inc., the “Company Subsidiary”), a wholly-owned subsidiary of Aadi Bioscience, Inc., a Delaware corporation (f/k/a Aerpio Pharmaceuticals, Inc., the “Company”), entered into Amendment No. 1 (the “Amendment”) to the Amended and Restated License Agreement dated as of November 15, 2019, by and between Abraxis Bioscience, LLC (“Abraxis”), a wholly-owned subsidiary of Bristol Myers Squibb Company, and the Company Subsidiary (the “License Agreement”). Pursuant to the License Agreement, the Company Subsidiary obtained an exclusive worldwide license, excluding certain countries in the Middle East and Asian sub-continent, to develop, manufacture, and commercialize ABI-009 (FYARROtm, nab-sirolimus). As described in greater detail below, the Amendment modified certain economic terms contained in the License Agreement. The summary below supersedes the description of such certain economic terms, to the extent necessary, in the License Agreement, a description of which is contained in the Company’s Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 8, 2021. Other than as modified by the Amendment, all other terms of the License Agreement remain unchanged and in full force.

Pursuant to the Amendment, the Company Subsidiary agreed to satisfy in full certain outstanding payment obligations under the License Agreement in the aggregate amount of approximately $11.5 million (the “Payment Obligation”) as follows: (i) a one-time payment to Abraxis equal to approximately $5.8 million (representing approximately 50% of the Payment Obligation) following the closing date of the Company’s private investment in public equity financing, or August 26, 2021 (the “PIPE Closing Date”), the closing of such PIPE financing was previously disclosed by the Company in a Current Report on Form 8-K filed with the SEC on August 27, 2021, and (ii) the remainder plus any accrued and unpaid interest thereon (the “Balloon Payment”) will become due and payable by the Company Subsidiary to Abraxis on the third anniversary of the PIPE Closing Date. Beginning on the PIPE Closing Date, the Balloon Payment shall accrue interest until paid in full, at a market rate, and interest will be payable in quarterly arrears by the Company Subsidiary. In addition, the Company Subsidiary and Abraxis also agreed to amend the royalty rates payable to Abraxis based on net sales of products subject to the License Agreement.

The foregoing summary of the material terms of the Amendment is qualified in its entirety by the terms of the Amendment, a copy of which will be filed as an exhibit in a subsequent periodic report to be filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Corporate Headquarters Lease Amendment

On August 30, 2021, the Company entered into the First Amendment (the “Lease Amendment”) to that certain Office Lease dated April 19, 2019, by and between BRE Sunset Coast, LLC (the “Landlord”) and the Company, pursuant to which the Company leases approximately 2,760 square feet for its corporate headquarters located at 17383 Sunset Boulevard, Suite A250, Pacific Palisades, California 90272 (the “Lease”).

Pursuant to the Lease Amendment, the Company and the Landlord agreed to extend the term of the Lease, which was previously set to expire on August 31, 2021, for an additional period of three (3) years and six (6) months, until February 28, 2025, for all spaces covered by the Lease, with an option to renew for an additional three (3) years in accordance with the terms of the Lease. The Lease Amendment also modifies the fixed rent payable, commencing on September 1, 2021, with (i) a three (3) month full abatement period, and immediately followed by (ii) a six-month partial abatement period, subject to the terms of the Lease. The Lease Amendment also provides for (i) certain building improvements to be carried out by, and at the expense of, the Landlord, and (ii) a right of first offer with respect to an additional suite on the premises located at 17383 Sunset Boulevard, Suite A210 consisting of approximately 3,176 square feet, which such right of first offer shall expire on August 31, 2023.

The foregoing summary of the material terms of the Lease Amendment is qualified in its entirety by the terms of the Lease Amendment, a copy of which will be filed as an exhibit in a subsequent periodic report to be filed under the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 3, 2021

/s/ Neil Desai, Ph.D.
Neil Desai, Ph.D.
President and Chief Executive Officer